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                                 EXHIBIT 10(a)
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                       ATLANTIC SOUTHEAST AIRLINES, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                                  Introduction

         Atlantic Southeast Airlines, Inc. (the "Company") has established, effective as of May 24, 1995 (the "Effective Date"), an unfunded supplemental executive retirement plan, as described herein, which shall be known as the Atlantic Southeast Airlines, Inc. Supplemental Executive Retirement Plan (the "Plan"). The Plan is intended to provide supplemental retirement income to certain key executive employees of the Company.


         1.      Administration of the Plan.

                 1.1 Committee. The Compensation Committee of the Board of Directors of the Company (the "Committee") shall administer the Plan and, in connection therewith, shall have full power and authority to construe and interpret the Plan; to establish rules and regulations relating to the Plan; to delegate responsibilities to others to assist it in administering the Plan; and to perform all other acts it believes reasonable and proper in connection with the administration of the Plan. Any determination by the Committee shall be final and binding on all persons for all purposes.

                 1.2 Indemnification. To the extent permitted by law, the Company shall indemnify the members of the Committee from all claims for liability, loss or damage (including payment of expenses in connection with defense against any such claim) arising from any act or failure to act which constitutes a breach of such individual's fiduciary responsibilities under any applicable law.

         2. Participants. Such key executive employees who are selected by the Board of Directors to participate in the Plan and who shall be identified on Appendix A attached hereto or any revised Appendix A as a result of action by the Board of Directors adding one or more key employees as Participant(s) to this Plan.

         3. Amount of Supplemental Retirement Benefits. The Supplemental Retirement Benefit shown on the attached Appendix B immediately below each respective Participant's name.

         4. Vesting of Supplemental Retirement Benefits. A Participant's interest in his accrued Supplemental Retirement Benefit shall be 100% vested and nonforfeitable at all times.
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        5.       Payments of Benefits.

                 5.1 Time of Payment. Payment to a Participant of his Supplemental Retirement Benefit shall commence the first day of the calendar month next following the calendar month containing the Participant's actual date of retirement or termination of employment.

                 5.2 Forms of Payment. The Participant's Supplemental Retirement Benefit shall be paid to the Participant in the form of a single life annuity. The Participant may elect to have the Participant's Supplemental Retirement Benefit paid in the form of a joint and survivor annuity.

         6.      Change in Control.

                 6.1 Notwithstanding any other terms of the Plan to the contrary, following a Change in Control (as defined below), the provisions of this Section shall apply to the payment of benefits under the Plan with respect to any Plan Participant who either (i) is a Participant and an employee of the Company on the date of the Change in Control, or (ii) is a Participant who retired or terminated employment with the Company after January 1, 1995.

No later than five days after a Change in Control, the Company shall establish an irrevocable grantor trust, enter into a trust agreement with an independent bank as trustee of such irrevocable grantor trust, and contribute to such trust an amount sufficient to make the trust fund equal at least 100% of the current lump sum equivalent of the projected benefit obligations payable to all Participants under the Plan.

                 For purposes of this Plan, "Change in Control" means any one or more of the following events::

                          (i) acquisition of at least twenty-five percent (25%) of the Company's shares of voting stock by any single entity or group other than Delta Air Lines, Inc. or subsidiary thereof;

                          (ii) ownership of more than fifty percent (50%) of the Company's shares of voting stock by Delta Air Lines, Inc. or subsidiary thereof;

                          (iii) approval by the Board of Directors of any tender offer for the Company's shares of voting stock; or

                          (iv) if individuals constituting the Board as of the Effective Date (or the successors of any such individuals resigning or declining to be





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                                  nominated to the Board) cease to constitute a
                                  majority of the Board.

                 6.2 As soon as practicable following a Change in Control, the Company shall instruct its actuarial consultant to direct the calculation of the amount necessary to fulfill the Company's obligations pursuant to
Section 6.1 of the Plan. In the event of a dispute over the Company-appointed actuary's determination, Company and Participant shall refer such dispute to an independent, third-party actuarial consultant, chosen by the Company and the Participant. If the Company and Participant cannot agree on an independent, third-party actuarial consultant, the actuarial consultant shall be chosen by lot from an equal number of actuaries submitted by the Company and Participant. The determination by the third-party actuarial consultant shall be final and binding upon both parties. The Company shall be responsible for all of the fees and expenses of the independent actuarial consultant.

         7.      Miscellaneous.

                 7.1 Benefits Payable by Company. All benefits payable under this Plan shall constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. The Company may, in its sole and absolute discretion, establish one or more accounts, funds or trusts to reflect its obligations under the Plan and may make such investments as it may deem desirable to assist it in meeting such obligations. Any assets held in such accounts, funds or trusts shall remain assets of the Company subject to the claims of its creditors. No person eligible for a benefit under this Plan shall have any right, title or interest in any such assets.

                 7.2 Inalienability of Benefits. The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process or be transferable by operation of law in the event of bankruptcy or insolvency of any Participant or beneficiary. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

                 7.3 No Guarantee of Employment. Nothing in the Plan nor any action taken hereunder shall be deemed or construed as giving any Participant any right to be retained in the employ of the Company or as affecting the right of the Company to discipline (including, without limitation, the right to discharge) any Participant at any time.

                 7.4 Payments to Minors and Incompetents. If a Participant or beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, payment of benefits will be made to the duly appointed guardian of such minor or incompetent or to such





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other legally appointed person as the Committee may designate.  Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

                 7.5 Withholding. The Company shall have the right to deduct from any payments due under the Plan any taxes required to be withheld with respect to such payments.

                 7.6 Amendment or Termination. The Company reserves the right to amend, modify, restate or terminate the Plan; provided, however, that no such action by the Company shall reduce a Participant's benefits accrued under this Plan as of the time thereof. If the Plan is terminated, a determination shall be made of such Participant's benefits as of the Plan termination date. The amount of such benefits shall be payable to the Participant or beneficiary at the time it would have been payable under Section 5 or Section 6 if the Plan had not been terminated.

                 7.7 Construction. The Plan is intended to be an "unfunded plan which is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

                 7.8 Severability. If any provision of the Plan or the application of any such provision to any person or circumstances shall be invalid under any federal or state law, neither the application of such provisions to persons or circumstances other than those as to which such provision is invalid nor any other provisions of the Plan shall be affected thereby.

                 7.9 Headings. The headings preceding the sections hereof have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of the Plan.

                 7.10 Governing Law. Except to the extent preempted by federal law, the provisions of the plan will be construed according to the laws of the State of Georgia.

                 7.11 Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person, persons or entity may require.





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                                   APPENDIX A

1.       George F. Pickett, Jr.

2.       John W. Beiser





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                                   APPENDIX B


1.       GEORGE PICKETT AND JOHN BEISER

Upon retirement or termination from the Company on or after attainment of age 55, each Participant shall be entitled to receive a monthly benefit (the "Supplemental Retirement Benefit"), equal to one-twelfth (1/12) of (A) - (B) where

         (A) equals the dollar amount shown below which corresponds to the age the Participant has attained on the date of his actual retirement or termination from employment with the Company

                           Age at
               Retirement or Termination                     Amount
               --------------------------                    ------
                          55                                $150,000
                          56                                $159,000
                          57                                $168,540
                          58                                $178,652
                          59                                $189,372
                          60                                $200,734
                          61                                $212,778
                          62                                $225,545
                          63                                $239,077
                          64                                $253,422
                 65 and thereafter                          $268,627

and,

                 (B)      equals (i) plus (ii) plus (iii), where

                          (i) equals 50% of the Participant's annual Social Security benefits projected as of the last day of the calendar month containing the Participant's actual date of retirement or termination; and

                          (ii) is the Actuarial Equivalent, expressed as an annual benefit for the life of the Participant, of 100% of the vested amount in the Participant's Employer Matching Account under the Atlantic Southeast Airlines, Inc. Investment Savings Plan as of the last day of the calendar month containing the Participant's actual date of retirement or termination; and





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                         (iii)    is the Actuarial Equivalent, expressed as an
                                  annual benefit for the life of the
                                  Participant, of 100% of the Participant's vested benefits under the Atlantic Southeast Airlines, Inc. Executive Deferred Compensation Plan as of the last day of the calendar month containing the Participant's actual date of retirement or termination.

For purposes of Appendix B only, the term "Actuarial Equivalent" shall mean a benefit of equivalent value to the accrued benefit when computed on the basis of reasonable interest rates and mortality rate assumptions. In the event of a dispute regarding such assumptions, Company and Participant shall refer such dispute to an independent, third-party actuarial consultant, chosen by the Company and the Participant. If the Company and Participant cannot agree on an independent, third-party actuarial consultant, the actuarial consultant shall be chosen by lot from an equal number of actuaries submitted by the Company and Participant. The determination by the third-party actuarial consultant shall be final and binding upon both parties. The Company shall be responsible for all of the fees and expenses of the independent actuarial consultant.





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